EXHIBIT 10.2

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                        CENTRAL JERSEY SAVINGS BANK, SLA
                        AMENDMENT TO EMPLOYMENT AGREEMENT

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     THIS AMENDMENT TO EMPLOYMENT  AGREEMENT  ("Amendment")  made as of the 20th day of March 1996, by and between CENTRAL JERSEY SAVINGS BANK, SLA (the "Association"), with its principal office in East Brunswick, New Jersey, and Emile Leland, Jr. ("Executive"), an individual residing in the State of New Jersey.

                                WITNESSETH THAT:

     WHEREAS,  the  Association and Executive have been parties to an Employment
Agreement  which  was  originally   effective  as  of  April  1,  1984  and  has
subsequently been amended (the "Agreement"); and

     WHEREAS, the Association and Executive desire to make certain additional amendments to the Agreement which will be in their mutual interest; and

     WHEREAS, Paragraph 14(a) of the Agreement provides for the amendment of the Agreement by an instrument in writing signed by the Association and the Executive.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Agreement is hereby amended as follows:


     1. Paragraph 7 of the Agreement shall be amended by deleting Section 7(c)(i) in its entirety and replacing the deleted language with the following paragraph.

     "The Association shall pay to the Executive a lump sum amount, no later than ten days after the termination date, equal to 2.99 times Executive's "base amount," as defined in Section 280G of the Code. The base amount shall be computed in accordance with Section 280G of the Code, at the expense of the Association, by the independent certified public accountants to the Association in charge of the Association's account immediately prior to the Change of Control (the "Accountants"), whose computation shall be conclusive and binding upon the Executive and the Association. Such payments due under this paragraph 7(c)(i) shall hereinafter be referred to as the "Termination Compensation."

     2.  Paragraph  7 of the  Agreement  shall be further  amended  by  deleting
Section 7(c)(v) in its entirety, and renumbering Section 7(c)(vi) as Section 7(c)(v).

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     3.  Paragraph 7 of the Agreement  shall be further  amended by deleting the second sentence in Section 7(c)(vi) (which will be renumbered as Section 7(c)(v)) and replacing the deleted language with the following sentence.

     "Accordingly, if the Executive shall receive payments or benefits in addition to this Agreement, or under paragraphs 7(c)(ii), (iii), or (iv) which would, in the opinion of the Accountants, subject the Executive to the excise tax imposed by Section 4999 of the Code, such benefits shall be reduced by the smallest amount necessary, in the opinion of the Accountants, to avoid such excise tax. As a result of reducing the other benefits to be received by the Executive under this Agreement or otherwise, so that the Executive would not be subject to the excise tax of Section 4999 of the Code, the Termination Compensation amount shall not be reduced."


     4. Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Agreement other than as stated above.



     By signing this amendment and pursuant to Section 14 of the Agreement, the Association and Executive agree that such amendment shall be binding upon both the parties herein.

                           CENTRAL JERSEY SAVINGS BANK, SLA


March 20, 1996             By:
Date                                L. Doris Fritsch
                           Its:     President and Chief Executive Officer



                                    Attest:____________________________________
                                                                  (SEAL)


March 20, 1996
Date                                Emile Leland, Jr., Executive



March 20, 1996
Date                                Witness



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